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                                                                    EXHIBIT 99.1


NYSE to Suspend Trading in Galey & Lord, Inc. and Moves to Remove from the List

NEW YORK, December 24, 2001-- The New York Stock Exchange announced today that it determined that the common stock of Galey & Lord, Inc. (the "Company")-- ticker symbol GNL - should be suspended prior to the opening on Monday, January 7, 2002 or such earlier date as i) the Company commences trading in another securities marketplace or ii) there is a material adverse development. The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange (the "Committee"). Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff's decision.

The decision was reached in view of the fact that the Company has fallen below the continued listing standards regarding: average global market capitalization over a consecutive 30 trading-day period is less than $15,000,000; and average closing price of a security is less than $1.00 over a consecutive 30- trading - day period.

In accordance with NYSE procedures, the Company submitted a plan to demonstrate compliance with the NYSE's continued listing standards. However, the plan was not accepted by the NYSE.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.